Exhibit 99.3

FSA Quarterly Letter
from Robert P. Cochran, Chairman and Chief Executive Officer

May 11, 2006

FSA got off to a modest start in the first quarter. Difficult market conditions in the U.S. municipal and global asset-backed markets combined to decrease opportunities that met our underwriting standards and pricing objectives. Our present value (PV) originations totaled $126.5 million in the first quarter, 34.4% lower than in that quarter of 2005. While we would have liked to originate more new business, we were happy with the book of new business added, both in terms of underlying credit quality and returns on equity. Our goal, as always, is to create long-term value.

Net income was $130.2 million, 106.2% higher than in the first quarter of last year. Operating earnings, which exclude fair-value adjustments for both insured credit default swaps and economic interest-rate hedges, were $87.6 million, 4.0% higher than in last year’s comparable period. Over the past 12 months, after taking dividends into account, adjusted book value (ABV), which we believe best measures the Company’s intrinsic value, grew 13.0%.

Excluding premiums from refundings and accelerations, first-quarter net premiums earned were virtually flat at $85.4 million. Earned premium growth continues to be adversely affected, as new asset-backed originations, characterized by lower premium rates, higher credit quality and longer average lives, struggle to replace the runoff of older asset-backed transactions. Given the steady growth in ABV described above, this short-term pause in earnings growth should be replaced by the long-term earnings power of our originations in recent periods.

A long-anticipated lull in the U.S. municipal market

After four consecutive high-volume years, the municipal new-issue market slowed. First-quarter estimated municipal volume was $70.9 billion, a 28% drop from the first quarter of 2005. Insurance penetration was approximately 46%, compared with 62% in the comparable period last year, primarily reflecting a sharp decline in refundings.

In this lower volume and highly competitive environment, FSA originated an insured par amount of $7.3 billion, which generated PV premiums of $54.3 million, decreases of 40.3% and 29.2%, respectively. The reduction in PV premiums caused by the lower volume of insured issues was partly offset by a number of relatively high-premium utility and transportation issues.

While we do not expect municipal volume to reach anywhere near the levels recorded in recent past years, we have seen a slight pickup in volume in April (despite rising interest rates) and also believe that insured penetration is likely to come more in line with historical averages by year-end.

Good diversification in a challenging U.S. asset-backed market

In an historically tight credit-spread market, FSA’s first-quarter asset-backed originations were $4.3 billion, a 2.1% increase in par insured over that of the same quarter in 2005. PV premiums were $25.9 million, a decrease of 57.5%. (Most of the decline in PV premiums quarter over quarter reflects premiums generated in the first quarter of 2005 related to amendments of existing transactions that had no corresponding additions to the par amount insured.) Importantly, the business originated during the quarter was diverse across sectors, with consumer finance making the largest contribution to PV premium production.

This is a difficult time for bond insurers in the U.S. and international asset-backed markets, where, in addition to tight spreads, we are challenged by high levels of investor liquidity, low perceived credit risk and intense competition. In this environment, our strategy is to maintain conservative underwriting standards and pricing discipline and to continue development efforts in new products and new geographic areas. When spreads return to attractive levels, we will be well prepared to significantly increase the volume of asset-backed originations.

Solid performance in international markets

We had a good first quarter in the international business. FSA’s international par insured was $5.2 billion, a 15.5% increase over that of the first quarter of 2005. Public infrastructure led the way, as we closed utility and transportation issues in the United Kingdom, Hungary, Austria and Australia. However, international PV premiums declined 26.2%, from $42.3 million in 2005 to $31.3 million in 2006, primarily because the bulk of asset-backed par insured came from one large Super Triple-A credit default swap with a relatively short average life and low premium rate.

Also during the quarter, we made progress on a number of public infrastructure mandates and developed new opportunities in diverse asset types in the asset-backed sector.

Financial Products originations grew

During the first quarter of 2006, our Financial Products segment, which primarily writes guaranteed investment contracts for municipal and structured financings, originated PV net interest margin of $15.0 million, a 17.7% increase over that of the same period last year. Importantly, despite the narrow spread environment, the group found attractive, longer term, highly rated investments.

Looking ahead

While current market conditions may be constraining our business in some sectors, there are a number of trends that we expect to provide significant opportunities in the near future. These include the continuing globalization of capital markets, which is creating a larger pool of fixed-income institutional investors outside the U.S. who want to diversify into structured financings; the implementation of the Basel II bank capitalization standards, which will encourage issuance and investment in highly rated securitizations; the growth of privatization of public infrastructure in markets around the world, including the U.S.; and the increasing complexity of our markets, which provides us with new ways to serve existing customers and investors in high-quality sectors.

In approaching these new opportunities, we will maintain the same conservative underwriting and disciplined pricing standards that we have applied in the past. Our goal is to add value to execution as we provide the strongest Triple-A guaranty for investors in FSA-insured securities.

Sincerely,

Robert P. Cochran

Please refer to the accompanying Quarterly Operating Supplement for definitions of non-GAAP terms used in this letter and reconciliations of operating earnings to net income, adjusted book value to shareholders’ equity, and PV premiums originated to gross premiums written. This document contains forward-looking statements regarding, among other things, the Company’s plans and prospects. Important factors, including general market conditions and the competitive environment, could cause actual results to differ materially from those described in such forward-looking statements. Certain of these factors are described in more detail under the heading “Forward-Looking Statements” in Item 1 of the Company’s Annual Report on Form 10-K  for the year ended December 31, 2005. Forward-looking statements in this letter are expressly qualified by all such factors. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations or otherwise.